Exhibit 10.5

Investor Relations Contact Marlon Nurse, DM Senior VP - Investor Relations 212-564-4700

   Vertex Energy, Inc.
VERTEX ENERGY SUBSIDIARY LEASES CHURCHILL COUNTY, NEVADA RE-REFINERY

Houston, TX – May 5, 2015 Vertex Energy, Inc. (NASDAQ:VTNR), an environmental services company that recycles industrial waste streams and off-specification commercial chemical products, announced today that its wholly owned subsidiary, Vertex Refining NV, LLC, has leased a re-refinery plant located in Churchill County, Nevada. The re-refinery plant produces base lubricating oils. The plant was previously leased by Bango Refining, LLC, a subsidiary of Omega Holdings Company LLC.  Vertex and Omega Holdings entered into an Asset Purchase Agreement in 2014, which was to close in two parts, the first of which relating to Omega Refining, LLC, closed in May 2014, and the second of which relating to the Churchill County, Nevada facility, failed to close due to Omega Holdings’ inability to perform its closing deliveries under the purchase agreement. The Bango plant was previously leased by Bango Refining, but the lease was recently terminated by the landlord.  Vertex Refining NV was able to enter into a lease agreement directly with the landlord. In addition to the lease for the re-refinery, Vertex Refining NV has also entered into two equipment leases relating to equipment used at the plant. Pursuant to the terms of the plant lease and equipment leases, no rental payments are due for calendar 2015, and rental payments for 2016 are payable by Vertex Refining NV in cash or using Vertex restricted common stock. The lease agreements also provide Vertex Refining NV with the right to acquire the plant, and the equipment in question, directly by paying certain pre-negotiated purchase prices.

Benjamin P. Cowart, the Chief Executive Officer and Chairman of Vertex stated “We are thrilled that, even though Omega Holdings was unable to complete the second closing of the originally contemplated transactions, we were able to enter into leases that allow us to operate the Churchill County, Nevada plant for no up-front cash. We believe that the cash we will save as a result of the fact that the leases do not require us to pay rent in 2015 will allow Vertex Refining NV to use cash flow from the Bango facility operations to increase volumes and grow revenue at this state of the art facility.  The operation of the Churchill County, Nevada plant by Vertex Refining NV is another step in our plan to expand operations to regions outside of the gulf coast region of the United States.”

Additional information regarding the terms of the leases can be found in Vertex’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2015.

ABOUT VERTEX ENERGY, INC.

Vertex Energy, Inc. (NASDAQ: VTNR) is a leading environmental services company that recycles industrial waste streams and off-specification commercial chemical products. Its primary focus is recycling used motor oil and other petroleum by-product streams. Vertex purchases these streams from an established network of local and regional collectors and generators. Vertex also manages the transport, storage and delivery of the aggregated feedstock and product streams to end users, and manages the re-refining of a portion of its aggregated petroleum streams in order to sell them as higher-value end products. Vertex sells its aggregated petroleum streams as feedstock to other re-refineries and fuel blenders or as replacement fuel for use in industrial burners. The re-refining of used motor oil that Vertex manages takes place at its facility, which uses a proprietary Thermal Chemical Extraction Process (“TCEP”) technology.  Vertex collects oil through its H&H Oil in the Texas region and Heartland Petroleum in a four-state region. Based in Houston, Texas, Vertex also has offices in California, Chicago, Illinois, Columbus, Ohio and Georgia.  More information on Vertex can be found at www.vertexenergy.com.

This press release may contain forward-looking statements, including information about management’s view of Vertex Energy’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “believes,” “expects,” “intends,” “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of Vertex Energy, its divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Vertex Energy files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Vertex Energy’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Vertex Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Vertex Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by Vertex Energy.